EXHIBIT 10 (xxiii)





           DEVELOPMENT AND DISTRIBUTION AGREEMENT


                          BETWEEN


                F.H. FAULDING & CO. LIMITED


                            AND


                FAULDING PHARMACEUTICAL CO.

                     TABLE OF CONTENTS





     1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . 2

     2.   APPOINTMENT. . . . . . . . . . . . . . . . . . . 6

     3.   THE PRODUCTS.. . . . . . . . . . . . . . . . . . 7

     4.   THE PRODUCT SUMMARY SHEETS.. . . . . . . . . . . 9

     5.   PRODUCT DEVELOPMENT REVIEW PROCESS.. . . . . . .10

     6.   PRODUCT REGISTRATION.. . . . . . . . . . . . . .12

     7.  FORECASTS AND ORDERS. . . . . . . . . . . . . . .13

     8. INVOICED PURCHASE PRICE;PURCHASE PRICE ADJUSTMENT.14

     9.  SHIPMENT OF PRODUCTS. . . . . . . . . . . . . . .17

     10.  AUDITS.. . . . . . . . . . . . . . . . . . . . .19

     11.  SUB-LICENSEES. . . . . . . . . . . . . . . . . .20

     12.  QUALITY CONTROL. . . . . . . . . . . . . . . . .21

     13.  PRODUCT ACCEPTANCE.. . . . . . . . . . . . . . .22

     14.  NOTIFICATION OF ADVERSE DRUG EXPERIENCES.. . . .24

     15.  RECALLS. . . . . . . . . . . . . . . . . . . . .25

     16.  RELATIONSHIP OF FAULDING AND FPC.. . . . . . . .26

     17.  TRADEMARKS AND LABELING. . . . . . . . . . . . .26

     18.  ADVERTISING. . . . . . . . . . . . . . . . . . .27

     19.  NOTICES. . . . . . . . . . . . . . . . . . . . .28

     20.  WARRANTIES AND INDEMNIFICATIONS. . . . . . . . .28

     21.  CONFIDENTIALITY. . . . . . . . . . . . . . . . .30

     22.  TAXATION ISSUES. . . . . . . . . . . . . . . . .31

     23.  TERM AND TERMINATION.. . . . . . . . . . . . . .32

     24.  FORCE MAJEURE. . . . . . . . . . . . . . . . . .33

     25.  COMPLIANCE WITH LAW. . . . . . . . . . . . . . .33

     26.  EXECUTION OF ALL NECESSARY ADDITIONAL DOCUMENTS.34

     27.  WAIVER.. . . . . . . . . . . . . . . . . . . . .34

     28.  ASSIGNMENT AND AMENDMENT.. . . . . . . . . . . .34

     29.  ENTIRE AGREEMENT.. . . . . . . . . . . . . . . .34

     30.  GOVERNING LAW. . . . . . . . . . . . . . . . . .34

     31.  SEVERABILITY.. . . . . . . . . . . . . . . . . .34

     32.  HEADINGS.. . . . . . . . . . . . . . . . . . . .35

Schedule A     Initial Products




         DEVELOPMENT AND DISTRIBUTION AGREEMENT dated January , 1996 (the "Agreement") by and between F.H. FAULDING & CO. LIMITED, a corporation organized under the laws of the State of South Australia with offices at 160 Greenhill Road, Parkside 5063, South Australia ("FAULDING") and FAULDING PHARMACEUTICAL CO. a corporation organized under the laws of the State of Delaware with its principal place of business at 200 Elmora Avenue, Elizabeth, New Jersey ("FPC").

         WHEREAS, FAULDING is engaged in the development and manufacture of certain injectable pharmaceutical and medical products and FPC is a distributor and seller of injectable pharmaceutical and medical products;

         WHEREAS, FAULDING has negotiated the termination of certain agreements pursuant to which FAULDING, or one of its Affiliates, had granted to certain third parties the exclusive right to distribute the Initial Products (as hereinafter defined) in the United States;

         WHEREAS, the parties wish to formalize their business arrangement pursuant to which FAULDING has permitted
FPC, since September 1995, to distribute one of the Initial
Products, which is identified on Schedule A hereto, on an exclusive basis in the Territory;

         WHEREAS, FPC wishes to be appointed, and FAULDING has agreed to appoint FPC, as FAULDING's exclusive distributor in the Territory of each of the Initial Products under the terms and provisions of this Agreement;

         WHEREAS, the parties intend, on an ongoing basis, to review FAULDING's development program for the Territory with the expectation that new injectable products may be added as Products under the provisions of this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, FAULDING and FPC agree to the following:


     1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

          (a) "ADE" shall mean adverse drug experience as defined under the laws or regulations of the Regulatory
Authority.

          (b)  "Affiliates" shall mean (i) an entity
controlled by a common parent that owns more than fifty percent of the voting stock of both such entity and one of the parties to this Agreement and (ii) such parent company.

          (c) "Antecedent Supply Agreements" shall mean (i) the Marketing and Supply Agreement dated February 2, 1990 between FAULDING Medical Device Co. (formerly, David Bull Laboratories U.S.A. Inc.) and Schein Pharmaceutical Inc. and
(ii) the Manufacturing and/or Supply Agreement, dated August 23, 1993, between FAULDING (formerly, David Bull Laboratories Pty Ltd.) and Fujisawa USA, Inc.

          (d) "Average Selling Price" shall mean, with respect to each Product in any Calendar Quarter, the Net Sales
Value of the Net Units Sold during such Quarter divided by the number of Net Units Sold during such Quarter.

          (e) "Batch" with respect to any of the Products shall refer to a separate and distinct quantity of such Product, which is (i) processed under continuous and identical conditions and designated by a distinctive batch number and an expiration date and (ii) approved by the Regulatory Authority.

          (f) "Calendar Quarter" shall mean those three month periods commencing, respectively, on January 1, April 1, July 1 and October 1, except that the initial Calendar Quarter shall mean the period commencing on the FPC Licensing Date and ending on the last day of the Calendar Quarter in which the FPC Licensing Date occurs.

          (g) "Certificate of Analysis" shall mean a document certifying that a Batch of a Product meets all Specifications, which is dated and signed by a duly authorized representative of the Quality Control or Quality Assurance department of FAULDING.

          (h)  "DEA" shall mean the United States Drug
Enforcement Agency.

          (i)  "FDA" shall mean the United States Food and
Drug Administration.

          (j) "Firm Order" shall have the meaning set forth in
Section 7(a) of this Agreement.

          (k) "FPC Licensing Date" shall mean the later of the Inclusion Date and the date upon which the parties obtain all necessary approvals and/or registrations from the Regulatory Authority to enable Marketing by FPC of such Product in the Territory.

          (l) "GMP" shall mean good manufacturing practice as required by the regulations of the FDA and/or required by any other like authority, whether federal or state, regulating the development and manufacturing and Marketing of therapeutic substances in any part of the Territory and Australia and the import and Marketing of therapeutic substances in any part of the Territory.

          (m) "Inclusion Date" shall mean with respect to any product the date upon which the parties hereto have executed a Product Summary Sheet for such product and have thereby incorporated such product as a Product under the terms and conditions of this Agreement as of such date.

          (n) "Initial Products" shall mean the Products set forth on Schedule A of this Agreement, which the parties intend to incorporate as Products, as set forth in Section
3(a) of this Agreement.

          (o) "Invoiced Purchase Price" shall have the meaning set forth in Section 8(b)(iii) of this Agreement.

          (p) "Issue of Concern" shall have the meaning set forth in Section 4 of this Agreement.

          (q) "Marketing" in respect of any of the Products means the promotion, advertising, distribution and sale of such Product and includes a product launch campaign.

          (r) "Marketing Year" shall mean with respect to each Product the period from July 1 to June 30 of each calendar year, except that the initial Marketing Year shall mean the period commencing on the FPC Licensing Date and ending on the last day of the month of June immediately following the FPC Licensing Date.

          (s) "Net Sales Value" shall mean with respect to the Net Units Sold of any Product during any Calendar Quarter the gross sales of FPC from sales of such Product to independent third parties (not including amounts received as reimbursement of freight, insurance and other costs or taxes incurred as a result of the direct sale to an independent third party) invoiced by FPC during such Quarter, less price discounts, trade returns, trade allowances, chargebacks or rebates relating to such sales, as calculated using FPC's standard accounting procedures, in accordance with U.S. generally accepted accounting principles, consistently applied.

          (t) "Net Units Sold" shall mean, with respect to the sales of any Product during any Calendar Quarter during the term of this Agreement, the total number of units of such Product sold during such Quarter, less any returns.

          (u) "Product Review Liaison" shall mean the liaison appointed by each party to communicate with the other party with regard to the product development review process with respect to each Product, as set forth in Sections 4 and 5 of this Agreement.

          (v) "Product Summary Sheet" in respect of each Product shall have the meaning set forth in Section 4 of this Agreement.

          (w) "Products" shall mean those injectable products for which a Product Summary Sheet has been prepared and countersigned by both parties to this Agreement and such product has thereby been incorporated and made a part of this Agreement.

          (x) "Purchase Price" shall mean with respect to each of the Products sold to FPC hereunder the greater of (i) fifty
(50%) percent of the Average Selling Price or (ii) 110% of the U.S. TMC of such Product.

          (y) "Purchase Price Adjustment" shall have the meaning set forth in Section 10(b) hereof.

          (z) "Registration" with respect to any Product shall mean the gaining of all permissions from all Regulatory Authorities, including, without limitation the DEA, necessary to permit the commencement of Marketing by FPC of such Product in the Territory.

          (aa) "Regulatory Application" shall mean, as the case may be, the New Drug Application, the Abbreviated New
Drug Application or the  Abbreviated Antibiotic Drug
Application that is filed with the FDA in respect of a particular Product.

          (bb) "Regulatory Authority" shall mean the FDA, the DEA and/or any other like authority, whether federal or state, regulating the import, and Marketing of therapeutic substances in any part of the Territory and the Therapeutics Goods Administration and/or any other like authority in Australia.

          (cc) "Specifications" of a Product shall mean the specifications for the Product as stated in the Regulatory
Application for such Product.

          (dd) "Territory" shall mean the U.S. and its territories and possessions.

          (ee)  "U.S." shall mean the United States of
America.

          (ff) "U.S. TMC" with respect to any Product shall mean the cost to FAULDING of manufacturing each unit of such Product during any Calendar Quarter on a fully absorbed basis, calculated according to FAULDING's standard costing system, subject to normal accounting procedures, consistent with generally accepted Australian accounting principles and , subject to the provisions of Section 8(c) hereof, as converted into U.S. dollars at FAULDING's budgeted exchange rate, which is ordinarily established in the Calendar Quarter commencing January 1 of each Year; provided, however, such exchange rate shall not be greater than 105% nor less than 95% of the T/T mid rate of the Australia and New Zealand Banking Group Limited in Adelaide, Australia on the date that the budgeted rate is established.


     2.   APPOINTMENT.

          (a) Subject to the provisions of Sections 3, 4 and 5 of this Agreement, FAULDING hereby grants to FPC beginning on the FPC Licensing Date for each Product and extending for the period of time that such Product is included as a Product under the terms of this Agreement, the exclusive right to Market such Product in the Territory, and FAULDING agrees to supply to FPC, subject to the provisions of Sections 5 and 7 of this Agreement, all of its requirements of such Product.

          (b) FPC agrees that it will neither Market nor attempt to Market any Product outside the Territory either on its own account or through any third party nor will it sell any Product to any person or corporation within the Territory where FPC has reasonable grounds to believe that such other person or corporation intends to sell such Product outside the Territory.

          (c)   Subject to the provisions of Section
5(b)(vii), 5(c)(iv) and 5(d) of this Agreement, FPC agrees that during the term of this Agreement, it shall not source any of the Products from any third party without the prior written consent of FAULDING.

          (d) Subject to the provisions of Section 5 of this Agreement, FPC shall use reasonable efforts to Market the Products covered by this Agreement during the term hereof and as contemplated by Section 6 of this Agreement, to obtain and/or maintain the Registration of the Products in the Territory.

          (e) Subject to the time tables set forth in the Product Summary Sheets and/or established or modified during the product development review process contemplated by Section 5 of this Agreement, FAULDING shall use reasonable efforts, as may be applicable, to develop the Products for Registration and Marketing in the Territory and, subject to the provisions of Sections 7, 9 and 10(c) of this Agreement, to supply FPC with Products.

          (f) FAULDING hereby grants FPC a right of first refusal to Market within the Territory as a Product hereunder any generic injectable product developed or manufactured by FAULDING, and acceptable for U.S. registration, during the term of this Agreement, unless otherwise agreed to by the parties.


     3.   THE PRODUCTS.

          (a) The parties agree that it is their mutual intention that each of the Initial Products shall be incorporated into this Agreement as a Product on a date subsequent to the date on which exclusive marketing rights under the Antecedent Supply Agreements terminate, as set forth on Schedule A hereto. The parties further acknowledge that FPC has been marketing one of the Initial Products, which is identified on Schedule A hereto, since September 1995 and that all pertinent terms of this Agreement, including without limitation, the payment terms set forth in Sections 8 and 9 hereto, shall apply to sales of such Initial Product that have occurred from September 1995 up to the date hereof as if such sales had occurred during the term hereof. As soon as reasonably practicable after the date hereof, the parties shall commence negotiations of the terms of a Product Summary Sheet to include each Initial Product as a Product under the terms of this Agreement.

          (b) As provided, and subject to the conditions set forth, in Section 2(f) hereof, at any time during the term of this Agreement, FAULDING may notify FPC in writing, by means of FAULDING's "Monthly International Business & Product Development Minutes", or by any other written communication delivered to FPC, of its intent to make a pharmaceutical product not covered by this Agreement available to FPC (the "FAULDING Notice of Intent"). FPC shall have sixty days from its receipt of the FAULDING Notice of Intent to inform FAULDING in writing whether or not it wishes to negotiate the terms of a Summary Product Sheet to include such product as an additional Product under the terms of this Agreement (the "Section 3(b) Notice"). If (i) FPC informs FAULDING that it does not have an interest in negotiating with FAULDING, (ii) FPC fails to deliver to FAULDING a Section 3(b) Notice, within sixty (60) days of its receipt of the FAULDING Notice of Intent, of its interest in negotiating with FAULDING, or (iii) the parties, after negotiating in good faith for a period of an additional sixty (60) days from the date of receipt by FPC of the Section 3(b) Notice, are unable to come to an agreement on the terms that would make such new product a Product hereunder, FAULDING shall have the right to register and Market such product in the Territory and/or enter into an agreement with any third party for the registration and Marketing of such product in the Territory; provided, however, that the terms offered to any such third party shall not be more favorable than those that had been offered to FPC in the negotiations described in this Section 3(b).

     (c) At any time during the term of this Agreement, FPC may notify FAULDING in writing of its desire to Market a pharmaceutical product in the Territory (the "FPC Product Proposal"). Such Proposal will contain as full a description of the product as reasonably possible, including, without limitation, detailed unit forecasts for the first five-year Marketing period, the estimated selling prices for all presentations requested of FAULDING and, as applicable, the requested timetable for development and delivery of registration materials for submission of a Regulatory Application.
     (d) The parties acknowledge and agree that it is their mutual intent under Section 3(c) for FPC to, and FPC hereby does, grant FAULDING a right of first refusal to supply injectable anti-cancer products on FPC's behalf but that, subject to the limitation set forth in the last sentence of
Section 3(e) hereof, FPC shall be in no way restricted from sourcing any other products from any other third party.

     (e) FAULDING shall have sixty (60) days from its receipt of the FPC Product Proposal to inform FPC in writing whether or not it wishes to negotiate the terms of a Product Summary Sheet to include such product as an additional Product under the terms of this Agreement (the "Section 3(e) Notice"). If
(i) FAULDING informs FPC through such Notice, that it does not have an interest in negotiating with FPC, (ii) FAULDING fails to deliver a Section 3(e) Notice to FPC, within sixty (60) days of its receipt of the FPC Product Proposal or (iii) the parties, after negotiating in good faith for a period of an additional sixty (60) days from the date of receipt by FPC of the Section 3(e) Notice, are unable to come to an agreement on the terms that would make such new product a Product hereunder, FPC shall have the right to Market such product independently of this Agreement and to enter into an agreement with a third party for the purchase, and(as may be applicable) the development, of such product from such third party; provided, however, that the material terms offered to such third party must be essentially the same as, and, in any event no more favorable than, the material terms of the FPC Product Proposal delivered to FAULDING. Notwithstanding the provisions of Section 3(d) hereof to the contrary, once FPC has delivered an FPC Product Proposal to FAULDING hereunder, it may not Market, nor negotiate with any third party to develop, manufacture or Market the product which is the subject of the FPC Product Proposal until one of the conditions set forth in Subsection (i), (ii) or (iii) of this Section 3(e) has been satisfied.


     4.   THE PRODUCT SUMMARY SHEETS.

          (a) The parties, upon reaching an agreement between them to incorporate any product as a Product, as described in
Section 3 of this Agreement, shall prepare and countersign a Product Summary Sheet in respect of such Product.

          (b) Each Product Summary Sheet shall describe the Product and shall set forth the material terms with respect to the development, manufacturing and Marketing of the Product that have been agreed to by the parties as of the execution date thereof, including, without limitation, the targeted submission date to the FDA, and as set forth in Section 8 of this Agreement, the estimated U.S. TMC per unit, the estimated Net Selling Price per unit and the Invoiced Purchase Price per unit for the first Marketing Year. The detailed content and requirements of the Product Summary Sheet will be agreed upon between the parties from time to time.


     5.   PRODUCT DEVELOPMENT REVIEW PROCESS.

          (a) The parties shall each appoint a liaison (the "Product Review Liaison") to communicate with each other with regard to information required in Section 4 and this Section
5 hereof. Either party may change its Product Review Liaison by written notice to the other party.

          (b) During the term of this Agreement, the parties, through their Product Review Liaisons (i) shall amend the Product Summary Sheets, through a written document countersigned by both such Liaisons, to reflect any material changes in the terms between them with respect to each Product and (ii) shall promptly give each other written notice, by facsimile, of any "Issue of Concern" associated with any of the Products (as defined hereafter in Section 5(c)hereof) as to which FAULDING or FPC obtains information.

          (c) For purposes of this Agreement, an "Issue of Concern" will mean any circumstance that, in the reasonable opinion of either party, may materially affect the timing and continued economic viability of the development, manufacture or Marketing of any Product, including, without limitation, the following:

     (i) the manufacture, use or sale of any of the Products has resulted in, or may result in, the infringement of a third party's patent or other intellectual property rights or the occurrence of any other intellectual property issue associated with any of the Products that has, or may have, a material effect on either party's business;

     (ii) the development of any Product or submissions of a Regulatory Application to the Regulatory Authority is not going to be achieved, or is not likely to be achieved, within six (6) months after the relevant due dates as agreed to by the parties and set forth in the most current Product Summary Sheet;

     (iii) during any Marketing Year, the forecasted sales of such Product are less than 75% of the forecasted sales listed in the most current Product Summary Sheet for such Product;

     (iv) during any Marketing Year, the forecasted net profit before taxes is less than 75% of the forecasted net profit before taxes from sales of such Product that is listed in the most current Product Summary Sheet for such Product;

     (v) projected development, manufacturing, Marketing or Registration costs of either party are currently expected to be greater than 130% of such costs previously forecasted by such party;

     (vi) the estimated Net Selling Price, the estimated U.S.
     TMC or the Invoiced Purchase Price, in the reasonable opinion of either party, does not reflect prevailing market conditions of such Product;

     (vii) FAULDING is unable to supply a Product ordered by FPC for a period of time exceeding ninety (90) days after the requested delivery date; or

     (viii) either party has become aware of a serious safety concern with respect to such Product.

          (d) The recipient of any notice with respect to an Issue of Concern will promptly acknowledge receipt of such information, and, thereafter, the parties will negotiate in good faith to resolve any such Issue of Concern to their mutual satisfaction. FAULDING shall not be required to deliver any Product pursuant to which it has delivered or received, as the case may be, an Issue of Concern Notice under
Section 5(c)(i) or 5(c)(viii)hereof until such time, if ever, that the parties agree that such Issue of Concern is no longer applicable to such Product.

          (e)  After due deliberation and good faith
negotiations between them, if either party determines that it is not in its best interest to continue to develop, manufacture or sell, as the case may be, a Product or Products pursuant to the terms of this Agreement, such party may, by written notice to the other party, delete such product as a Product hereunder. In addition to its right to suspend delivery of Products set forth in Section 5(d) hereof, FAULDING may only be obligated to deliver Products, which have been deleted pursuant to this Section 5(e),that are ordered prior to the date of deletion and the provisions of Section 23(c) shall apply with respect to the deleted Products insofar as such provisions are consistent with such deletion.


     6.   PRODUCT REGISTRATION.

          (a) FPC shall apply for registration, or for
amendments to existing registrations, of the Products as required by applicable laws and regulations and obtain and maintain such registrations in its own name and at its own expense; provided, however, that prior to expending any such registration costs, FPC shall submit a written estimate of such costs to FAULDING for FAULDING's prior written approval. and provided, further, however, that upon expiration or the termination of the Agreement for any reason, whatsoever, or upon the deletion of any Product hereunder, FPC, at the request of FAULDING, shall promptly transfer the registration to FAULDING, or its designee, of all of the Products affected, as the case may be, by such expiration, termination or
deletion.   After the transfer of the registration of such
Products to FAULDING or its designee, FAULDING shall promptly reimburse FPC for (i) all of FPC's reasonable expenses(A) that relate directly to such registration or transfer (other than the expenses set forth in Section 6(b) hereto for which FPC is solely responsible) and (B) for which FAULDING has given its prior written approval, as set forth in this Section 6(a), or
(ii) for such other amount as may be negotiated by the parties prior to the transfer.

          (b) FPC shall bear the responsibility and expense for any applicable filings and approvals made in connection with advertising and promotional materials and shall, at its sole expense, comply with requirements imposed by the Regulatory Authority relating to the marketing and distribution of each of the Products in the Territory.

          (c) FAULDING shall provide reasonable assistance to FPC in the fulfillment of its obligations pursuant to Sections
6(a) and 6(b) hereof.


     7.  FORECASTS AND ORDERS

          (a)  At least ninety (90) days prior to the
commencement of the Marketing of any Product, and, thereafter, by the fifteenth (15th) day of each subsequent month during the term of this Agreement, FPC shall provide FAULDING with a forecast of the number of Batches of each Product to be ordered for delivery during each month for the succeeding twenty-four (24) month period. Such forecast shall not be a binding obligation on either party with the exceptions that
(i) the forecast for the most current four month period shall constitute a firm order(the "Firm Order"); and (ii) FAULDING shall not be required to supply during any such four month period more than one hundred and twenty per cent (120%) of the amount forecasted in the Firm Order for such four month period but will use all reasonable efforts to supply the full amount ordered.

          (b) The Firm Orders and acknowledgments thereof may be issued or given on FPC's or FAULDING's standard purchase order forms, as the case may be, containing standard terms and conditions, but the terms and conditions of this Agreement, and not such standard terms and conditions, shall govern the purchase and sale of Products under this Agreement.

          (c) The Firm Order shall state in reasonable detail the quantities of each Product to be delivered to FPC and the requested dates for delivery of each such Product. Except with the written consent of FAULDING, no Firm Order of any Product will require FAULDING to make a shipment of such Product (i) on a date less than ninety (90) days after the date of the order or (ii) containing less than the Batch size of such Product.

          (d) FPC shall pay in full in U.S. dollars against FAULDING's invoices for any Product shipped to it pursuant to this Agreement within sixty (60) days from the date of delivery of such Products to the destination in the Territory designated by FPC. FPC shall wire transfer all payments hereunder to a bank or banks designated in writing by FAULDING unless instructed otherwise by FAULDING. As set forth in
Section 8 hereof, FPC shall pay the aggregate Invoiced Purchase Price for each of the Products, subject to the Purchase Price Adjustment mechanism described in such Section.


     8.   INVOICED PURCHASE PRICE;
          PURCHASE PRICE ADJUSTMENT.

          (a) FPC shall sell each of the Products to third parties in arms' length transactions at prices to be set by FPC in its sole discretion.

          (b) Ninety (90) days prior to the commencement of each Marketing Year, the parties will amend each Product Summary Sheet to reflect the following information agreed upon by the parties for such Marketing Year with respect to each unit of such Product:

          (i) FAULDING's good faith estimate of the U.S.
          TMC;

          (ii)  FPC's good faith estimate of the
          Net Selling Price; and

          (iii)  the "Invoiced Purchase Price",
          which for purposes of this Agreement
          shall be the parties' good faith
          estimate of the Purchase Price, as
          calculated in Section 1(x) hereof.

          (c) All orders of each Product delivered to FPC by FAULDING hereunder during each Marketing Year will be invoiced at the Invoiced Purchase Price for such Product set forth in such Product Summary Sheet, unless the parties agree in writing to an amended Invoiced Purchase Price and provided, further, that if the aggregated Purchase Price of any Product at the end of the first, second or third Calendar Quarter of any Marketing Year is greater than 110% or less than 90% of the aggregated Invoiced Purchase Price paid for such Product during such Quarter, the Invoiced Purchase Price per unit for the following Calendar Quarter shall equal the Purchase Price per unit of such Product during the immediately preceding Quarter. It is further agreed that during any Marketing Year if:


          (i) the applicable currency exchange rate either increases or decreases by greater than five (5%) percent; or



          (ii) the amount equal to 110% of the U.S.
          TMC of any Product either increases or
          decreases by greater than ten (10%) due to
          (i) a change in the cost of the active drug substance such that the cost of the affected
          Product changes by greater than plus or
          minus ten (10%) percent and/or (ii) a change in the applicable currency exchange rate,

then FAULDING, in a fully documented written proposal, may request FPC's approval of a TMC change with respect to any such affected Product. FPC shall respond in writing to FAULDING's request within thirty (30) days of FPC's receipt of such request and will not unreasonably withhold approval of such request.

          (d) Within thirty (30) days after the end of each Calendar Quarter, FPC shall calculate and send to FAULDING a statement reflecting the following financial data with respect to the purchase of each of the Products from FAULDING and the sale of each the Products to its customers during such Quarter (FPC's "Quarterly Statement"):

          (i)  the number of Net Units Sold, the Net
               Sales Value of the Net Units Sold and the
               Average Selling Price per unit;

          (ii) the Purchase Price per unit and Purchase
               Price payable for Net Units Sold, as
               calculated in Section 1(w) hereof,
               including the calculation of (i) fifty
               (50%) percent of the Average Selling
               Price and (ii) 110% of the U.S. TMC of
               such Product, as set forth in Section
               1(w) hereof;

         (iii) the Invoiced Purchase Price per unit and the Invoiced Purchase Price for Net Units Sold for purchases during such Period;
          (iv) if (a) the Purchase Price for Net Units
               Sold is greater than the Invoiced
               Purchase  Price for Net Units Sold, the
               Purchase Price Adjustment due FAULDING or
               (b) the Invoiced Purchase Price for Net
               Units Sold is greater than the Purchase
               Price for Net Units Sold, the Purchase
               Price Adjustment due FPC; and
          (v)  the sum of the Purchase Price
               Adjustments for each of the
               Products sold during such Period
               and the amount payable to
               FAULDING or FPC, as the case may
               be.

          (e) The parties acknowledge and agree that (i) it is necessary for the calculations set forth in this Section 8 for FPC to, and FPC shall, account for all sales of each of the Products hereunder on a strict first-in-first-out basis and (ii) notwithstanding the provisions of Section 8(c) to the contrary, at no time during the term hereof will FAULDING be paid by FPC for any Product hereunder in an amount less than 110% of the U.S. TMC as agreed in the Product Summary Sheet on the date of supply of such Product. FPC will compute the calculations set forth under Section 8(d) hereof using the U.S. TMC indicated in the most current Product Summary Sheet at the beginning of the Period unless informed otherwise by FAULDING in writing under the procedure outlined in Section 8(c). In the event that FAULDING notifies FPC of the revision of the U.S. TMC, such revised U.S. TMC will apply for all subsequent shipments of such Product unless otherwise agreed to by the parties.

          (f) The calculations of FPC set forth in its Quarterly Statement shall be final, unless within twenty (20) days after receipt of such Statement, FAULDING notifies FPC in writing of any objection to such calculations, specifying such objections in reasonable detail. Upon receipt of any such objection, the matter shall be resolved as set forth in
Section 8(g) of this Agreement.

          (g) If FAULDING objects to any calculations in FPC's Quarterly Statement (the "Disputed Amount"), then each of the parties shall endeavor to agree promptly upon such Disputed Amount. In the event that a Disputed Amount has not been resolved in writing within thirty (30) days after the date of receipt by FPC of FAULDING's written objection, then the Disputed Amount shall be submitted to an internationally recognized accounting firm mutually acceptable to the parties (the "Arbitrator"). Nothing herein shall be construed to authorize or permit the Arbitrator to determine any question or matter whatever under or in connection with this Agreement, except the determination of what adjustments, if any, must be made in FPC's calculations set forth in its Quarterly Statement. Within thirty (30) days of the submission of any dispute to the Arbitrator pursuant to this Section 8(g), the Arbitrator shall render a decision along with a statement of reasons therefor. The decision of the Arbitrator shall be final and binding upon each party hereto. The fees and expenses of the Arbitrator for any determination under this
Section 8(g) shall be paid by the party against whom the discrepancy is resolved.

          (h) FPC's payment to FAULDING or any amount due FPC, as the case may be and as calculated in FPC's Quarterly Statement, shall be delivered to the other party in U.S. dollars via wire transfer to the bank or banks designated by such other party shall be paid by FPC or FAULDING, as the case may be, within sixty (60) days after the end of the Calendar Quarter to which the changes pertain. With respect to any Disputed Amount in FPC's Quarterly Statement, the party responsible shall pay or repay the other party, or make any other adjustment required, within twenty (20) days after the resolution of the dispute by the parties or the decision of the Arbitrator, as the case may be.

          (i) Each of the parties shall keep proper books of account on all records with respect to any of the Products, clearly recording all matters and transactions relating to any of the Products. Each of the parties will permit authorized representatives of the other party, upon reasonable prior written notice to inspect such books and records, as set forth in Section 10 of this Agreement.


     9.  SHIPMENT OF PRODUCTS

          (a) Deliveries of the Products to the destination in the Territory designated by FPC shall be made by FAULDING, F.O.B. FAULDING's manufacturing plant in Australia, and as
otherwise designated in the Firm Orders.   FAULDING will
ensure that deliveries of the Products are accompanied by quality control certificates of analysis and will send copies of such certificates of analysis and shipment details contemporaneously by telecopier (confirmed by hard copies mailed) to FPC. FAULDING shall also ensure that all Products shall be transferred under appropriate storage conditions and packaged for shipment according to all laws and regulations of the Territory and Australia, as applicable.

          (b)  FPC may choose the means of shipment by
notifying FAULDING of its choice on its Firm Order. FPC shall pay for all freight and insurance costs. Identification of the goods to the contract shall occur and risk of loss shall pass to FPC upon delivery of the Products to the carrier. In the event FPC has not furnished FAULDING with shipping and insurance instructions in its Order, FAULDING shall deliver the Products to FPC, F.O.B. FAULDING's manufacturing plant in Australia, within ninety (90) days of acceptance of the order by delivery to a carrier selected by FAULDING and FAULDING shall, in its sole discretion, obtain insurance coverage thereon, the cost of which shall be borne by FPC and added to the purchase price.

          (c) FPC (i) shall be responsible for the payment of any import, customs or similar duties imposed by governmental authorities and of any federal, state, county or municipal sales or use tax, excise or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the use or transportation of the Products sold and delivered to FPC pursuant to this Agreement; and (ii) shall obtain any licenses, authorizations or other documents required by any governmental authorities in order to permit the importation of the Products sold and delivered to FPC pursuant to this Agreement. FAULDING shall be responsible, at FPC's cost, for obtaining necessary export clearances and any licenses, authorizations or other documents required by any governmental authorities in order to permit the exportation of the Products delivered and sold to FPC pursuant to this Agreement.

          (d) FAULDING shall include in its invoice to FPC, described in Section 7 of this Agreement, all expenses incurred by FAULDING in connection with shipping the Products and FPC shall pay all such amounts reflected on such invoice in accordance with the provisions of Section 7(d) hereof.


          10.  AUDITS.

          (a) FPC shall have the right, no more than twice annually, with a limit of two FPC representatives on each such occasion and at its own cost, to visit FAULDING's manufacturing plant(s) for the Products during regular business hours, upon giving reasonable prior written notice to FAULDING. During any such visit, FPC shall have the right (i) to inspect the manufacturing facilities, (ii) to inspect quality control procedures and (iii) to review any applicable records to ensure that FAULDING complies with current GMP regulations and other applicable regulations for the Products.

          (b) FPC shall also have the right, no more than twice annually and at its own cost, during regular business hours, upon giving reasonable prior written notice to FAULDING to have an independent professionally qualified auditor or other qualified representative of FPC, reasonably approved by FAULDING, audit FAULDING's records relative to the total manufacturing costs and the calculation of the U.S. TMC of any of the Products and of any other incidental costs chargeable to FPC hereunder.

          (c) FAULDING shall have the right, no more than twice annually and at its own cost, during regular business hours, upon giving reasonable prior written notice to FPC to have an independent professionally qualified auditor or other qualified representative of FAULDING, reasonably approved by FPC, audit FPC's records relative to FPC's books of account, as set forth in Section 8 hereof.

          (d) The party conducting the audit shall assume all risk of loss and indemnify and hold the other party harmless from and against any and all loss, liability, damage, claim and expense including, but not limited to, reasonable attorneys' fees arising out of or resulting from the auditing party's presence on the audited party's premises.

          (e) Each of the parties will permit any inspection by the Regulatory Authority, which is required for Registration and Marketing of any of the Products, of all records and reports pertinent to the development, manufacturing, transport and Marketing of each Product.

          (f) Each of the parties shall retain any records or data with respect to their obligations and services pursuant to this Agreement, and the costs thereof, for a period equal to the longer of the period of time in accordance with the pertinent regulations and requirements of Australian Tax Office and Australian Stock Exchange and the Regulatory Authorities in the Territory, including, without limitation, the regulations and requirements of the FDA, the U.S. Internal Revenue Service and the U.S. Securities and Exchange Commission and five (5) years after the date of the termination or expiration of the Agreement.


          11.  SUB-LICENSEES.

          (a) FPC is authorized to appoint its own agents or sub-licensees ("Sub-licensees) for the solicitation of orders for and sub-distribution of such Product in the Territory.
The appointment of any Sub-licensee shall be on such terms and conditions as FPC may reasonably require in writing, provided such terms and conditions are not inconsistent with the terms and conditions of this Agreement.

          (b) Where a Sub-licensee has been appointed by FPC pursuant to this Section 11, FPC agrees that it shall at all times be solely responsible for the acts, or omissions of such Sub-licensee and hereby agrees to indemnify FAULDING against any and all loss, liability, damage, claims, cost and expense (inclusive of attorney's fees and disbursements) arising from or in connection with such Sub-licensee's acts, or omissions.


     12.  QUALITY CONTROL.

          (a) FAULDING shall perform the quality control tests on each of the Products necessary for conformity of the Products to the Specifications.

          (b) FAULDING shall provide FPC with reasonable advance written notice of any proposed changes to the method of manufacture, associated facilities or other validated processes associated with any of the Products. FAULDING shall not make any such change, which requires prior approval by the Regulatory Authority, before such approval has been obtained.

          (c) FAULDING shall label each of the Products and apply Batch numbers and expiration dates to each Batch of Products, as required for such Product by the Regulatory Authority. Upon the testing of each Batch of any Product, FAULDING will promptly deliver a copy of the Certificate of Analysis with respect to such Batch to FPC by facsimile. Deliveries of each Batch of Product will also be accompanied by a copy of the relevant Certificate of Analysis.

          (d) Each party will maintain complete and accurate records for the periods set forth in Section 10(f) hereof. Each of the parties will use commercially reasonable efforts to ascertain the retention requirements of the pertinent Regulatory Authorities and will keep the other party informed of any changes that it becomes aware of that may reasonably impinge upon a Product.

          (e) FAULDING agrees that it will cooperate with FPC in its efforts to maintain the commercial viability of each of the Products in the Territory, including, but not limited to, supplying the data necessary to obtain and maintain Registration approval, as provided for in Section 6(a) of this Agreement.

          (f) Each party shall immediately notify the other party of any inspections by any Regulatory Authority that are "for cause", a result of a Recall of any of the Products or that may, directly or indirectly, in the reasonable opinion of such party, impinge upon the ability of either party to supply or Market any of the Products, including, without limitation, inspections of suppliers requiring approval of the Regulatory Authority.


     13.  PRODUCT ACCEPTANCE.

          (a) If FPC claims that there is a shortage of any of the Products delivered by FAULDING pursuant to a Firm Order, it shall submit written notice to FAULDING within ten
(10) days of the date of the delivery of such Order. In case of an alleged or actual non-delivery, a written claim must be submitted to FAULDING within thirty (30) days of FAULDING's delivery advice notice. In the absence of such a written claim, in the case of either alleged shortage or non-delivery, the Products shall be deemed to have been delivered in accordance with this Agreement. In any event, FPC shall not be entitled to refuse to accept delivery by reason only of an alleged or actual shortage.

          (b) All Products received by FPC shall be deemed accepted unless FPC gives FAULDING written notice (the "Objection Notice") within thirty (30) days of such receipt specifying the manner in which the Products do not conform to the Specifications. The Objection Notice shall be accompanied by written reports of any testing performed by or for FPC on the relevant Products. Upon receipt of the Objection Notice, FAULDING may request FPC to return the relevant Products or samples thereof for further testing. The test results, if any, submitted to FAULDING by FPC shall be deemed conclusive unless FAULDING notifies FPC within seven (7) days after the completion of tests reasonably required to support or refute FPC's Objection Notice that it disagrees with such test results. In the event of such notice by FAULDING, the relevant Products or samples thereof shall be submitted to a mutually acceptable independent laboratory (the "Independent Laboratory") for analysis and a written report (the "Report"), the costs of which shall be paid by the party against whom the discrepancy is resolved. In the event that the results of the Report determine that any of the Products objected to by FPC do not meet the Specifications for such Product, FAULDING will use commercially reasonable efforts to replace such rejected Products with conforming goods within ninety (90) days from the date of the Report, provided that the departure from Specifications is not due to the fault or act of FPC. All transportation, shipping and insurance costs and other fees incident to the shipping back to FAULDING of the Products determined by the Report to be defective and the shipping to FPC of the replacement Products will be paid for by FAULDING and all costs incident to the shipping back of conforming goods will be paid for by FPC.

          (c) In the event that any of the Products are returned to FPC by its customers for the reason that said Products are claimed to be defective, FPC, subject to the provisions of Section 14 hereof, shall notify FAULDING within thirty (30) days of such return by written notice (the "Return Notice") specifying the manner in which such Products are claimed to be defective. Upon receipt of the Return Notice, FAULDING may request FPC to return the Products which are the subject of the Return Notice or samples thereof for testing. If FAULDING concludes that such Products do not conform to the Specifications or are otherwise defective, FAULDING will replace such Products with conforming goods within sixty (60) days after the completion of such tests as are reasonably required to support or refute the Return Notice, provided that the departure from Specifications is not due to the fault or act of FPC or its customer. If FAULDING concludes that the Products conform to the Specifications and are not otherwise defective, it shall notify FPC of its objection to the Return Notice within thirty (30) days of its receipt of the Return Notice or its receipt of the samples, whichever is later. If FPC disagrees with FAULDING's conclusion, then the Products shall be submitted to the Independent Laboratory for a Report, the costs of which shall be paid by the party against whom the discrepancy is resolved. In the event that the results of the Report determine that any of the Products returned to FPC do not meet the Specifications or are otherwise defective, FAULDING will use commercially reasonable efforts to replace such Products with conforming goods within ninety (90) days from the date of the Report, provided that the departure from Specifications is not due to the fault or act of FPC or the customer. All transportation, shipping and insurance costs and other fees incident to the shipping back to FAULDING of the Products (i) determined by the Report to be defective and the shipping to FPC of the replacement Products will be paid for by FAULDING; and (ii) determined by the Report not to be defective and the return shipment thereof to FPC will be paid for by FPC.

          (d) Any other complaints received by FPC with respect to any of the Products, other than complaints regarding the handling, shipping, supply and labeling of the Products (collectively, the "Distribution Complaints"), shall be forwarded to FAULDING and all Distribution Complaints shall be handled by FPC. Each party shall promptly deliver to the other party a copy of all correspondence and reports arising from any such complaints.


     14.  NOTIFICATION OF ADVERSE DRUG EXPERIENCES.

          (a) The parties shall each appoint a liaison (a
"Medical Liaison Officer") to communicate with each other with regard to information required in this Section 14 and Section
15 hereof.  Either party may change its Medical Liaison
Officer by written notice to the other party.

          (b) During the term of this Agreement, FAULDING and FPC shall give each other notice, as set forth in this Section 14, of any ADE associated with any of the Products as to which FAULDING or FPC obtains information in accordance with the following:

          (i) Any ADE information obtained by FPC and any ADE information obtained by FAULDING, which in FAULDING's reasonable opinion may impact upon FPC's Registration or Marketing of the Product in the Territory, shall be reported to the other's Medical Liaison Officer, by telephone and in writing (only by facsimile) within two
               (2) calendar days after initial receipt of the information. The recipient shall acknowledge receipt of such information within twenty four
               (24) hours of its receipt.

          (ii) The reports shall contain to the extent reasonably possible all information required by the Regulatory Authority.

        (iii) Each of the parties will maintain complete and accurate records of each ADE for such periods as may be required by applicable law, but not less than five (5) years.

          (c) FPC will file any ADE Report for any Product required under applicable laws or regulations of the Regulatory Authority. Each party shall provide the other party with copies of all correspondence between the Regulatory Authority and itself related to Product safety, and promotional material. Copies of all such correspondence with the Regulatory Authority covered by this subsection (c) shall be provided to the other party by the party involved within ten (10) days of its receipt or delivery, as the case may be, of such correspondence. In addition, each party shall keep the other party timely advised in advance of any meetings or discussions with any Regulatory Authority relevant to the safety and efficacy of any of the Products.

          (d) If FAULDING determines it is necessary to issue a report with respect to the medical efficacy or safety of any Product, FAULDING shall provide such report to FPC in sufficient time to allow for issuance to FPC customers.


     15.  RECALLS.

          (a) In the event that either party determines that a Product does not conform to the Specifications or that it should be recalled for any other reason, prior to taking any action, it shall give written notice to the other party's Quality Officer specifying its reasons for the necessity of a recall (the "Recall Notice"). If both parties agree that the Product should be recalled, FPC will handle the administration of the recall and FAULDING, if permitted to do so under the laws and regulations of the Regulatory Authority, will replace all Products recalled as soon as reasonably practicable.

          (b) If, within ten (10) days from the date of the Recall Notice, the parties have been unable to reach an agree-ment concerning the necessity of a recall, the parties agree to submit the Product to the Independent Laboratory for a Report, the cost of which shall be paid by the party against whom the discrepancy is resolved. In the event that the discrepancy is resolved in the Report against FAULDING, FAULDING shall reimburse FPC for all reasonable out-of-pocket expenses relating to such recall. In the event that the discrepancy is resolved in the Report in favor of FAULDING and FPC elects to recall the Product notwithstanding the Report, FAULDING shall have no obligation to FPC with respect to replacement of Products or reimbursement of expenses.


     16.  RELATIONSHIP OF FAULDING AND FPC.

          (a) The relationship between FAULDING and FPC that is created by this Agreement shall be that of vendor and purchaser, and not that of principal and agent. In the performance of this Agreement, neither party shall have the authority to assume or create any obligation or responsibility, either expressed or implied, on behalf of or in the name of the other party, or to bind the other party in any manner whatsoever.

          (b) FPC shall conduct its own business in its own name and in such a manner as it sees fit, and shall be solely responsible for determining the prices to be charged for the Products in the Territory.


     17.  TRADEMARKS AND LABELING.

          (a) Nothing contained herein shall be construed as conferring any license in favor of FPC to any trademarks owned or claimed to be owned by FAULDING. Unless it obtains the written permission of FAULDING, FPC shall not affix or apply to any of the Products any trademark or other name, logo or emblem nor shall it remove or tamper with any trademarks applied to the Products by FAULDING. Nothing contained herein shall impose any obligation upon FAULDING to register or otherwise maintain in force any trademark.

          (b) FAULDING shall appear on the label of the Products as the manufacturer thereof and FPC as distributor.

          (c) FPC shall at all times recognize the validity and FAULDING's ownership of any trademarks which FAULDING permits it to use or permits to be used on or in relation to the Products and shall at no time do, or allow to be done, anything by way of omission or commission, which would put in issue or adversely affect such validity or ownership, or which would damage or prejudice the reputation or goodwill of FAULDING as owner thereof.
          (d) FPC shall enter into such trademark, service mark or trade name user agreements or other instruments relative to the grants of any rights to use any such trademarks as may be required by FAULDING, such agreements or other instruments to be coterminous for each Product with the license granted with respect to such Product as set forth in the relevant Product Summary Sheet. Upon expiration or termination of this Agreement or deletion of any Product, FPC agrees to do and execute such acts, deeds and things that may be required by FAULDING for the purpose of cancellation of any such agreements or instruments or the registrations thereof.

          (e) Products will be labeled and packaged in accordance with instructions provided by FPC. FPC will supply masters for labels, package inserts and packaging. FAULDING will procure, test, inspect and approve all labels, package inserts and packaging used for the Products in accordance with the laws and regulations of the Regulatory Authority.
FAULDING will submit all new labels, package inserts and packaging used for any Products to FPC for approval prior to use unless otherwise agreed in writing. In the event that FPC requests a labelling change, all costs reasonably associated with the implementation of such change will be borne by FPC.

     18.  ADVERTISING.

          If this Agreement is terminated for any reason, neither party shall package or label any goods in a manner that the other party hereto might reasonably consider to be imitative of any goods sold by such party.

     19.  NOTICES.

     Notices provided under this Agreement to be given or served by either party on the other shall be given in writing and served personally or by prepaid registered airmail post or by courier or by means of facsimile to the following respective addresses or to such other addresses as the parties may hereafter advise each other in writing. It is agreed and understood by the parties that any such notice shall be deemed given and served on the date transmitted by facsimile, or a date four (4) days after the date of dispatch by courier or a date ten (10) days after the date of posting by airmail.

          To: FAULDING

               F.H. FAULDING & CO. LIMITED
               160 Greenhill Road
               Parkside 5063 South Australia
               Attention: Secretary
               Facsimile +61 8 373 3120

          To:  FPC

               FAULDING PHARMACEUTICAL CO.
               200 Elmora Avenue
               Elizabeth, New Jersey 07207
               Attention: Chief Financial Officer
               Facsimile  +1 908 355 7048


     20.  WARRANTIES AND INDEMNIFICATIONS.

          (a)  FPC hereby warrants that:

     (i) it will comply with any  applicable
     regulatory requirements with respect to the advertising, promotion, storage, distribution and sales of the Products; and

     (ii) with respect to any Product for which FPC has furnished FAULDING with Specifications, provided that FAULDING follows FPC's instructions with respect to such Specifications and Product formulation, at the Inclusion Date of each Product, to the best of its knowledge, the Marketing of such Product pursuant to the terms of this Agreement will not infringe any patent, trademark or other intellectual property rights relevant to the Territory.

Notwithstanding any other provision of any sales agreement, purchase order or other contract between FAULDING and a customer, FAULDING shall not be liable for, and FPC agrees to indemnify FAULDING against and hold FAULDING harmless from, any and all loss, liability, damage, claim, cost and expense (including without limitation, attorney's fees and disbursements) arising from or in connection with any (A) breach of the warranties by FPC hereunder, (B) other misrepresentation or breach of this Agreement by FPC and (C) claim, express, implied or statutory made by FPC as to the efficacy or safety of any of the Products or the use to be made by any purchaser of the Products or (D) other act or omission of FPC in connection with the marketing, distribution and sale of any of the Products. In addition, if FPC uses its own trademarks, or other name, logo or emblem, pursuant to
Section 17(a), it agrees to indemnify and hold FAULDING harmless from and against any and all loss, liability, damage, claim and expense including, but not limited to, reasonable attorneys fees, arising out of or relating to the use of such trademark or other name, logo or emblem.

          (b)  FAULDING hereby warrants that:

     (i) all Products shipped to FPC pursuant to this Agreement will meet the Specifications for such Product at the time of shipment and throughout the stated shelf-life of such Product, provided however, that such Product has been stored in accordance with FAULDING's instructions;

     (ii) all Products manufactured and shipped to FPC hereunder will be manufactured in a plant which meets GMP;

     (iii)  it will not deliver to FPC pursuant to
     this Agreement adulterated or misbranded Product, as defined by the FDA; and

     (iv) at the Inclusion Date of each Product, to the best of FAULDING's knowledge, the manufacturing of such Product pursuant to the terms of this Agreement will not infringe any patent, trademark or other intellectual property rights relevant to Australia.

FAULDING hereby agrees to indemnify and hold FPC harmless from any and all loss (except consequential loss, such as, for example, loss of business or of profits), liability, damage, claim, cost and expense (including, without limitation, reasonable attorney's fees) arising from or in connection with the breach of FAULDING's warranties hereunder.

     Other than as expressly stated above in this Section 20, FAULDING makes NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY. THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.


     21.  CONFIDENTIALITY.

          (a) Each of the parties agrees that it will not disclose any confidential information of the other party that it may acquire at any time during the term of this Agreement, including, without limitation, any confidential information of the other party it may acquire during any Product Review, without the prior written consent of such party and that it shall use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such confidential information including requiring its employees, consultants or agents to enter into similar confidentiality agreements in relation to such confidential information.

          (b) The obligations undertaken by each party under this Section shall continue in force for a period of five (5) years following the termination or expiration of this Agreement.

          (c) The obligations contained in this Section do not apply to any information:

          (i) which was at the time of receipt by a party in the public domain or generally known in the pharmaceutical manufacturing industry otherwise than by breach of a party's duty of confidentiality;

          (ii) which a party can establish to have been known to it at the time of receipt from the other party and not to have been acquired directly or indirectly from the other party;

          (iii)  acquired by a party from a third party
          otherwise than in breach of an obligation of confidence to the other party;

          (iv)  required by law to be provided to
          governmental agencies but only for the purpose of providing it to such governmental agencies; and

          (v) disclosed to an Affiliate of either party for purposes consistent with the terms, and to further the purposes of this Agreement.


     22.  TAXATION ISSUES.

          (a)  Each of the parties is aware that the
commercial arrangements of this Agreement may be subject to transfer pricing reviews by the relevant taxation authorities in the Territory and Australia. As a result, this Agreement may be subject to internal reviews by either or both parties and to audits by the relevant taxation authorities. If as a result of such reviews or audits, it becomes necessary or advisable for either party (the "Affected Party")to change any commercial arrangements of this Agreement, including, without limitation, making retroactive adjustments, the other party, within thirty (30) days after written notification by the Affected Party, which notification shall explain in reasonable detail the reason for the proposed change, shall meet with the Affected Party and each of the parties agrees to negotiate in good faith, and to use its best efforts to reach agreement with respect to, any modifications to the commercial terms of this Agreement. In the event that the parties, despite their best efforts, cannot reach agreement with respect to any material change, which in the opinion of either party is necessary or advisable for the reasons set forth in this
Section 22(a), either party, upon written notice to the other party, may terminate this Agreement. The provisions of Sections 23(c) and 20(d) of this Agreement shall apply upon any termination of the Agreement pursuant to this Section 22(a).

          (b)  Each of the parties agrees to provide
reasonable assistance, at the other party's reasonable cost, if such other party is subject to a taxation audit that reviews any commercial arrangements of this Agreement.


     23.  TERM AND TERMINATION.

     (a) Subject to any other provision hereof, this Agreement shall remain in effect until June 30, 2005, and the term of this Agreement shall automatically be renewed thereafter for up to four successive five-year terms unless notice is given by either party at least six months prior to the date of any such renewal of such party's desire not to renew such term.

          (b) This Agreement may be terminated by notice in writing by either party if the other party shall default in the performance of any of its obligations under this Agreement and such default shall continue for a period of not less than thirty (30) days after written notice specifying such default shall have been given; by either party if the other party makes an arrangement with its creditors or goes into receivership or liquidation, or if a receiver or a receiver and manager is appointed in respect of the whole or part of the property or business of the party in default or by either party if a major part of the assets or all of the assets of the other party are disposed of or acquired by any other person.

          (c) Immediately upon termination or expiration of this Agreement, FPC shall (i) accept any and all Products manufactured or in transit at the time of giving of written notice of termination or of expiration; and (ii) at FAULDING's option and request, cancel without penalty all orders for the Products not in transit at the time of giving written notice of termination. For a period of six months after the date of expiration or termination, each of the parties shall continue to submit Quarterly Statements as set forth in Section 8 hereof and the parties shall as soon as conveniently possible reconcile all accounts.


     24.  FORCE MAJEURE.

     Neither party shall be liable or be in breach of any provision of this Agreement for any failure or delay on its part to perform any obligation where such failure or delay has been occasioned by any act of God, war, riot, fire, explosion, flood, sabotage, accident or breakdown of machinery, unavailability of fuel, labor, containers or transportation facilities, accidents of navigation or breakdown or damage of vessels or other conveyancers for air, land or sea, other impediments or hindrances to transportation, government intervention, strikes or other labor disturbances or any other cause beyond the control of the parties.


     25.  COMPLIANCE WITH LAW.

     It shall be the responsibility of FPC to follow all procedures and take all action which is necessary or required for agreements of this type by the laws, treaties or regulations applicable to Marketing the Products in the Territory. Further, it is agreed that neither party shall be obligated to carry out or perform any or all of the terms of this Agreement as shall constitute a violation of any treaty, law, code or regulation of any governmental authority whether local, national or international. In any event, the other terms of this Agreement shall nevertheless continue and the parties shall use all reasonable efforts to re-negotiate and amend this Agreement so that the performance of this Agreement as so amended will not involve any such violation.
     26.  EXECUTION OF ALL NECESSARY ADDITIONAL DOCUMENTS.

     Each party agrees that it will forthwith upon the request of the other party execute and deliver all such instruments and agreements and will take all such other actions as the other party may reasonably request from time to time in order to effectuate the provision and purposes of this Agreement.

     27.  WAIVER.

     The failure of either of the parties to insist upon a strict performance of any other terms and provisions therein shall not be deemed a waiver of any subsequent breach of default in the terms or provisions of this Agreement.

     28.  ASSIGNMENT AND AMENDMENT.

     Other than an assignment by FAULDING to any of its Affiliates, neither this Agreement nor any rights arising hereunder shall be assigned by one party without the prior written consent of the other and then only upon approval of the other party and acceptance of such assignment in written form approved by such party, which approval shall not be unreasonably withheld. No amendment hereof shall be binding unless made in writing and signed by the parties hereto.

     29.  ENTIRE AGREEMENT.

     This Agreement incorporates the entire understanding of the parties and revokes and supersedes any and all agreements, contracts, understandings or arrangements that might have existed heretofore between the parties regarding the subject matter hereof.

     30.  GOVERNING LAW.

     This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York, excluding such state's rules relating to conflicts of laws, and its form, execution, validity, construction and effect shall be determined in accordance with such internal laws.

     31.  SEVERABILITY.

     If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms hereof shall not be affected, but shall be valid and enforced to the fullest extent permitted by law.

     32.  HEADINGS.

     The headings used in this Agreement are intended for guidance only and shall not be considered part of this written understanding between the parties hereto.


     IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.


                         F.H. FAULDING & CO. LIMITED


                         By:



                         FAULDING PHARMACEUTICAL CO.


                         By:

                         Schedule A





Antecedent Supply Agreement
Under Initial Products                  Termination Date


Cytarabine Injection                    June 3, 1995
 20 mg/ml, 5ml Vial


Cytarabine Injection                    June 3, 1995
 20 mg/ml, 25ml Vial

Cytarabine Injection                    June 3, 1995
 20 mg/ml, 50ml Vial

Vincristine Sulfate Injection           December 31, 1995
 1 mg/ml, 1ml Vial

Vincristime Sulfate Injection           December 31, 1995
 1 mg/ml, 2ml Vial

Sterile Vinblastine Sulfate             December 31, 1995
 10 mg/vial


FPC began marketing Cytarabine Injection in the U.S. in September 1995.